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Exhibit Number (a)(11)

FORM OF LETTER AND EMAIL TO ELIGIBLE OPTION HOLDERS ENCLOSING SUPPLEMENT TO OFFER TO EXCHANGE


                              THE JUDGE GROUP, INC.
                Two Bala Plaza, Suite 400, Bala Cynwyd, PA 19004
                      Phone: 610.667.7700 Fax: 610.664.8739

                                                               February 26, 2002

Dear Judge Option Holder:

We are pleased to inform you that we have extended the voluntary stock option exchange program for our employees. The offer to exchange options to purchase shares of our common stock, which was scheduled to expire at 5:00 p.m., Eastern time, on February 28, 2002, has been extended until 5:00 p.m., Eastern time, on March 14, 2002. The enclosed Supplement to the Offer to Exchange dated February 26, 2002 contains additional disclosure for your consideration as you decide whether to tender your eligible stock options. If you wish to tender your eligible stock options in the Offer, you should complete the enclosed Election Form. If you have already tendered your options using the original Election Form delivered to you with the initial Offer to Exchange, you do not need to complete the enclosed Election Form and your options will be considered properly tendered.

We encourage you to read carefully the Supplement to the Offer to Exchange and Election Form enclosed with this letter. If you wish to participate in this program, your Election Form must be received by Sue Rowdon, Stock Option Administrator, at The Judge Group, Inc., Two Bala Plaza - Suite 400, Bala Cynwyd, PA 19004, by 5:00 p.m., Eastern time, on March 14, 2002 or by facsimile at (610) 784-8330. If you have any questions about the offer after reading the enclosed materials, you can call Amy Feldman, General Counsel, at (610) 667-7700 or e-mail her at afeldman@judge.com.

                                               Sincerely,
                                               Martin E. Judge, Jr.
                                               Chief Executive Officer